                                      Filed Pursuant to Rules 424(b)(3) & 424(c)
                                                      Registration No. 333-86034


                              Dated August 9, 2002

Prospectus Supplement
(to prospectus dated June 10, 2002 and to prospectus supplements dated June 18, 2002 and June 28, 2002)

                                  $330,000,000

                       Health Management Associates, Inc.

         Zero-Coupon Convertible Senior Subordinated Notes due 2022 and
           Class A Common Stock Issuable Upon Conversion of the Notes

         This supplement amends our prospectus, dated June 10, 2002, and our prospectus supplements, dated June 18, 2002 and June 28, 2002, relating to the sale by certain of our securityholders of up to $330,000,000 in principal amount at maturity of our Zero-Coupon Senior Subordinated Notes due 2022 and shares of our class A common stock issuable upon the conversion of such notes.

         You should read this supplement in conjunction with our prospectus and our previous prospectus supplements. Additionally, this supplement is qualified by reference to our prospectus and our previous prospectus supplements, except to the extent that the information in this supplement supersedes the information contained in our prospectus or our previous prospectus supplements.

                             Selling Securityholders

         The following table provides information regarding the principal amount at maturity of notes owned beneficially by certain of our selling securityholders, the percentage of outstanding notes held by such selling securityholders, and the number of shares of our class A common stock each selling securityholder would own beneficially upon conversion of the entire principal amount of the notes held by such selling securityholder.

         The table below supplements or amends the table of securityholders contained on pages 45 and 46 of our prospectus and the table contained in our previous prospectus supplements. Accordingly, with respect to selling securityholders previously listed in our prospectus and our previous prospectus supplements, the information contained in the following table supersedes the information for each such selling securityholder. The information listed below was furnished to us by the listed securityholders on or before August 9, 2002. Because selling securityholders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by each securityholder on the date hereof. The footnotes included in the table set forth on pages 45 and 46 of our prospectus are incorporated herein by reference.


                                                              Principal
                                                              Amount at                         Number of        Percentage of
                                                             Maturity of    Percentage of    Shares of Class A    Outstanding
                                                             Notes That         Notes          Common Stock         Class A
                           Name                              May Be Sold     Outstanding     That May Be Sold    Common Stock
Delta Air Lines Master Trust (c/o Oaktree Management, LLC)  $  1,750,000          *               56,288               *
State Employees' Retirement Fund of the State of Delaware     2,520,000           *               81,054               *

All other holders of Notes or future transferees,           $52,945,000          16.0          1,702,944               *
     pledgees, donees, assignees or successors of any
     holders

--------------------------------
* Represents less than 1%.